Filing Pursuant to Rule 424(b)(3)

Registration Statement No. 333-104255

PROSPECTUS SUPPLEMENT DATED JUNE 27, 2007

(To Prospectus Dated May 7, 2003 and Prospectus Supplement Dated April 13, 2004)

SUPERGEN, INC.

11,549,219 Shares

COMMON STOCK

This Prospectus Supplement, together with the Prospectus and Prospectus Supplement listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

On April 1, 2006, Omicron Master Trust (Omicron) executed a Securities Transfer and Assignment Agreement pursuant to which Omicron transferred to Rockmore Investment Master Fund Ltd. a warrant to purchase 126,548 shares of common stock. The shares subject to the warrant have an exercise price of $5.00 per share.

On April 10, 2007, Omicron Master Trust (Omicron) executed a Securities Transfer and Assignment Agreement pursuant to which Omicron transferred to Portside Growth and Opportunity Fund a warrant to purchase 272,952 shares of common stock. The shares subject to the warrant have an exercise price of $5.00 per share.

The section captioned “Selling Security Holders” commencing on page 39 of the Prospectus (and amended by the Prospectus Supplement dated April 13, 2004) is hereby amended to reflect the following changes:

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being		Shares Beneficially Owned After the Offering**
	Number		Percent(1)	Offered		Number	Percent(1)
Rockmore Investment Master Fund Ltd.	190,399	(2)	*	126,548	(3)	—	—
Portside Growth and Opportunity Fund	337,238	(4)	*	272,952	(5)	—	—

*      Represents beneficial ownership of less than 1% of common stock.

**   The table assumes that the selling security holders sell all of their shares being offered pursuant to this Prospectus Supplement and other prospectuses and prospectus supplements.  We are unable to determine the exact number of shares that will actually be sold.

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(1)   For purposes of this Prospectus Supplement, the percentage of shares beneficially owned is based on 57,473,573 shares outstanding at June 25, 2007 and calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)   Includes (i) 126,548 shares subject to the warrant registered for resale under this Prospectus Supplement; (ii) 46,881 shares of common stock subject to two warrants transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-100707); and (iii) 16,970 shares of common stock subject to a warrant transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-113858).

(3)   Comprised of 126,548 shares subject to the warrant transferred from Omicron Master Trust.

(4)   Includes (i) 272,952 shares subject to the warrant registered for resale under this Prospectus Supplement and (ii) 64,286 shares of common stock subject to a warrant registered under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-113858).

(5)   Comprised of 272,952 shares subject to the warrant transferred from Omicron Master Trust.

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